EXHIBIT 23.2

KPMG LLP
Bay Adelaide Centre
333 Bay Street, Suite 4600
Toronto, ON M5H 2S5
Canada
Tel 416-777-8500
Fax 416-777-8818

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Invesque Inc.,

We consent to the inclusion in the annual report on Form 10-K for the year ended December 31, 2020 of Tiptree Inc. of our independent auditors' report dated March 11, 2021 on the consolidated statement of financial position of Invesque Inc. as of December 31, 2020, the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders' equity, and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information (the consolidated financial statements).

Our independent auditors' report on the consolidated financial statements refers the fact that the accompanying consolidated statement of financial position of Invesque Inc. as of December 31, 2019, and the related statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.

We also consent to the incorporation by reference of such report in the following registration statements of Tiptree Inc.:

1.Registration Statement - Form S-3 - File No. 333-226710
2.Registration Statement - Form S-8 - File No. 333-218827
3.Registration Statement - Form S-8 - File No. 333-192501

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

March 11, 2021
Toronto, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.
KPMG Canada provides services to KPMG LLP.